Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3D of our report dated  February 24, 2017 (except for Note 36, which is as of March 28, 2017) relating to the consolidated financial statements of Yamana Gold Inc. and subsidiaries (“Yamana”) and our report dated February 24, 2017 relating to the effectiveness of Yamana’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of Yamana for the year ended December 31, 2016, and to the  reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
March 28, 2017